Exhibit 99.1

Strayer Education, Inc. Reports Second Quarter 2012 Revenues and Earnings; and Summer Term 2012 Enrollments

-- Second Quarter Diluted EPS $1.85 --

-- Summer 2012 Total Enrollments Down 7% / New Students Increase 9% --

-- Four New Campuses Opened for 2012 Summer Term --

HERNDON, Va.--(BUSINESS WIRE)--July 26, 2012--Strayer Education, Inc. (Nasdaq: STRA) today announced financial results for the three months ended June 30, 2012. Financial highlights are as follows:

Three Months Ended June 30

  Revenues for the three months ended June 30, 2012 decreased 11% to $146.3 million, compared to $163.8 million for the same period in 2011, principally due to lower enrollment.
  Income from operations was $36.2 million compared to $50.1 million for the same period in 2011, a decrease of 28%. Operating income margin was 24.7% compared to 30.6% for the same period in 2011.
  Net income was $21.2 million compared to $29.6 million for the same period in 2011, a decrease of 28%. Diluted earnings per share was $1.85 compared to $2.53 for the same period in 2011, a decrease of 27%. Diluted weighted average shares outstanding decreased 2% to 11,483,000 from 11,737,000 for the same period in 2011.

Six Months Ended June 30

  Revenues for the six months ended June 30, 2012 decreased 12% to $295.8 million, compared to $335.7 million for the same period in 2011, principally due to lower average enrollment.
  Income from operations was $77.0 million compared to $109.4 million for the same period in 2011, a decrease of 30%. Operating income margin was 26.0% compared to 32.6% for the same period in 2011.
  Net income was $45.2 million compared to $65.4 million for the same period in 2011, a decrease of 31%. Diluted earnings per share was $3.94 compared to $5.34 for the same period in 2011, a decrease of 26%. Diluted weighted average shares outstanding decreased 6% to 11,480,000 from 12,263,000 for the same period in 2011.

Balance Sheet and Cash Flow

At June 30, 2012, the Company had cash and cash equivalents of $48.7 million. The Company generated $42.7 million from operating activities in the first six months of 2012 compared to $87.4 million during the same period in 2011. Capital expenditures were $9.9 million for the six months ended June 30, 2012 compared to $18.1 million for the same period in 2011.

As previously announced, the Company entered into an amended and restated revolving credit and term loan agreement on April 4, 2011. This credit facility, which is secured by the assets of the Company, provides a $100.0 million revolving credit facility and a $100.0 million term loan facility with a maturity date of March 31, 2014. At June 30, 2012, the Company had $85.0 million outstanding under its term loan and $15.0 million outstanding under its revolving credit facility.

During the six months ended June 30, 2012, the Company paid regular, quarterly dividends of $23.7 million ($1.00 per share for each quarterly dividend). The Company had $80.0 million of share repurchase authorization remaining at June 30, 2012. No shares were repurchased in the second quarter of 2012.

For the second quarter 2012, bad debt expense as a percentage of revenues was 4.4% compared to 4.1% for the same period in 2011. Days sales outstanding was 15 days at the end of the second quarter of 2012, compared to 12 days at the end of the second quarter of 2011.

Student Enrollment

Enrollment at Strayer University for the 2012 summer term decreased 7% to 44,236 students compared to 47,790 students for the same term in 2011. Across the Strayer University campus and online system, new student enrollments increased 9%, while continuing student enrollments decreased 11%, reflecting decreased new student enrollment in previous terms. Global online students increased 8%. Students taking 100% of their classes online (including campus based students) decreased 6%.

Student Enrollment
	Summer 2011	Summer 2012	% Change
Campus Based Students:
New Campuses (29 in operation 3 years or less)
Classroom Students	1,337	1,860	39%
Online Students	1,828	2,292	25%
Total New Campus Based Students	3,165	4,152	31%
Mature Campuses (67 in operation more than 3 years)
Classroom Students	17,916	15,543	-13%
Online Students	22,305	19,788	-11%
Total Mature Campus Based Students	40,221	35,331	-12%
Total Campus Based Students	43,386	39,483	-9%
Global Online Students	4,404	4,753	8%
Total University Enrollment	47,790	44,236	-7%

Total Students Taking 100% of Courses Online	28,537	26,833	-6%

New Campus Openings

The Company announced today that it had successfully opened four new campuses for the 2012 summer term. Two of the new campuses are located in Minneapolis, Minnesota, a new market for Strayer University. The other two campuses are in Chicago, Illinois and represent the University’s third and fourth campuses in that market. Subject to regulatory approval, the Company plans to open four new campuses during the remainder of the year for a total of eight new campuses in 2012.

Quarterly Cash Dividend

The Company announced today that its Board of Directors has declared its regular, quarterly cash dividend of $1.00 per share. This dividend will be paid on September 10, 2012 to shareholders of record as of August 27, 2012.

Stock-based Compensation Activity

In April 2012, the Company awarded 10,728 shares of restricted stock to various non-employee members of the Company’s Board of Directors, as part of the Company’s annual director compensation program. The Company’s stock price closed at $83.88 on the date of this restricted stock grant.

Shares and Options Outstanding

At June 30, 2012, the Company had 11,874,290 common shares issued and outstanding, and 100,000 stock options outstanding with an exercise price of $107.28 and a remaining contractual life of approximately six months.

Business Outlook

Based on Strayer University’s 2012 summer term student enrollment, the Company estimates third quarter 2012 diluted EPS will be in the range of $0.30 to $0.32.

Conference Call with Management

Strayer Education, Inc. will host a conference call to discuss its second quarter 2012 earnings at 10:00 a.m. (ET) today. To participate on the live call, investors should dial (877) 303-9047 10 minutes prior to the start time. In addition, the call will be available via live Webcast over the Internet. To access the live Webcast of the conference call, please go to www.strayereducation.com 15 minutes prior to the start time of the call to register. An archived replay of the conference call will be available at (855) 859-2056 (conference id 39822252) starting at 1:00 p.m. (ET) today and will be available through Thursday, August 2, and archived at www.strayereducation.com for 90 days.

About Strayer Education, Inc.

Strayer Education, Inc. (Nasdaq: STRA) is an education services holding company that owns Strayer University and certain other assets. Strayer’s mission is to make higher education achievable for working adults in today’s economy. Strayer University is a proprietary institution of higher learning that offers undergraduate and graduate degree programs in business administration, accounting, information technology, education, health services administration, public administration, and criminal justice to working adult students at 96 campuses in 23 states and Washington, D.C. and worldwide via the Internet. Strayer University is committed to providing an education that prepares working adult students for advancement in their careers and professional lives. Founded in 1892, Strayer University is accredited by the Middle States Commission on Higher Education.

For more information on Strayer Education, Inc. visit www.strayereducation.com and for Strayer University visit www.strayer.edu.

Forward-Looking Statements

This press release contains statements that are forward looking and are made pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Such statements may be identified by the use of words such as “expect,” “estimate,” “assume,” “believe,” “anticipate,” “will,” “forecast,” “plan,” “project,” or similar words. The statements are based on the Company’s current expectations and are subject to a number of assumptions, uncertainties and risks. In connection with the safe-harbor provisions of the Reform Act, the Company has identified important factors that could cause the Company’s actual results to differ materially from those expressed in or implied by such statements. The assumptions, uncertainties and risks include the pace of growth of student enrollment, our continued compliance with Title IV of the Higher Education Act, and the regulations thereunder, as well as regional accreditation standards and state regulatory requirements, rulemaking by the Department of Education and increased focus by the U. S. Congress on for-profit education institutions, competitive factors, risks associated with the opening of new campuses, risks associated with the offering of new educational programs and adapting to other changes, risks relating to the timing of regulatory approvals, our ability to implement our growth strategy, risks associated with the ability of our students to finance their education in a timely manner, and general economic and market conditions. Further information about these and other relevant risks and uncertainties may be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and in its subsequent filings with the Securities and Exchange Commission, all of which are incorporated herein by reference and which are available from the Commission. We undertake no obligation to update or revise forward looking statements.

STRAYER EDUCATION, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share data)

	For the three months		For the six months
	ended June 30,		ended June 30,
	2011	2012	2011	2012
Revenues	$163,789	$146,254	$335,745	$295,786
Costs and expenses:
Instruction and educational support	76,373	75,652	151,349	149,416
Marketing	16,241	15,053	32,283	30,522
Admissions advisory	6,450	6,453	13,641	13,246
General and administration	14,580	12,928	29,102	25,576
Income from operations	50,145	36,168	109,370	77,026
Investment income	26	2	144	3
Interest expense	1,167	1,109	1,350	2,317
Income before income taxes	49,004	35,061	108,164	74,712
Provision for income taxes	19,357	13,849	42,726	29,511
Net income	$29,647	$21,212	$65,438	$45,201
Earnings per share:
Basic	$2.54	$1.86	$5.36	$3.96
Diluted	$2.53	$1.85	$5.34	$3.94
Weighted average shares outstanding:
Basic	11,692	11,430	12,215	11,425
Diluted	11,737	11,483	12,263	11,480
Shares outstanding at end of quarter	12,009	11,874	12,009	11,874
Dividends per share	$1.00	$1.00	$2.00	$2.00

STRAYER EDUCATION, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)

	December 31,	June 30,
	2011	2012
ASSETS
Current assets:
Cash and cash equivalents	$57,137	$48,690
Tuition receivable, net of allowances for doubtful accounts of $7,279 and $7,317 at December 31, 2011 and June 30, 2012, respectively	25,006	24,218
Income taxes receivable	394	136
Other current assets	12,131	11,886
Total current assets	94,668	84,930
Property and equipment, net	121,149	118,836
Deferred income taxes	3,326	4,708
Goodwill	6,800	6,800
Other assets	5,190	4,869
Total assets	$231,133	$220,143

LIABILITIES & STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$34,039	$25,757
Unearned tuition	15,364	3,161
Other current liabilities	281	281
Current portion of term loan	27,500	30,000
Total current liabilities	77,184	59,199
Revolving credit facility	20,000	15,000
Term loan, less current portion	70,000	55,000
Other long-term liabilities	21,656	21,697
Total liabilities	188,840	150,896
Commitments and contingencies
Stockholders’ equity:
Common stock, par value $0.01; 20,000,000 shares authorized;
11,792,456 and 11,874,290 shares issued and outstanding
at December 31, 2011 and June 30, 2012, respectively	118	119
Additional paid-in capital	295	5,731
Retained earnings	42,491	63,955
Accumulated other comprehensive income (loss)	(611)	(558)
Total stockholders' equity	42,293	69,247
Total liabilities and stockholders’ equity	$231,133	$220,143

STRAYER EDUCATION, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	For the six months ended June 30,
	2011	2012
Cash flows from operating activities:
Net income	$65,438	$45,201
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of gain on sale of assets	(140)	(140)
Amortization of deferred rent	599	148
Gain on sale of marketable securities	(66)	--
Amortization of deferred financing costs	264	399
Depreciation and amortization	10,165	11,749
Deferred income taxes	(256)	(1,531)
Stock-based compensation	6,328	5,830
Changes in assets and liabilities:
Tuition receivable, net	(338)	788
Other current assets	(874)	357
Other assets	36	(133)
Accounts payable and accrued expenses	(2,936)	(7,752)
Income taxes payable and income taxes receivable	4,433	(136)
Unearned tuition	4,503	(12,203)
Other long-term liabilities	277	84
Net cash provided by operating activities	87,433	42,661
Cash flows from investing activities:
Purchases of property and equipment	(18,062)	(9,871)
Purchases of marketable securities	(2)	--
Proceeds from the sale of marketable securities	12,388	--
Net cash used in investing activities	(5,676)	(9,871)
Cash flows from financing activities:
Common dividends paid	(25,183)	(23,737)
Repurchase of common stock	(182,664)	--
Proceeds from revolving credit facility	95,000	28,000
Payments on revolving credit facility	(80,000)	(33,000)
Proceeds from term loan	100,000	--
Payments on term loan	--	(12,500)
Payment of deferred financing costs	(2,459)	--
Net cash used in financing activities	(95,306)	(41,237)
Net decrease in cash and cash equivalents	(13,549)	(8,447)
Cash and cash equivalents – beginning of period	64,107	57,137
Cash and cash equivalents – end of period	$50,558	$48,690
Non-cash transactions:
Purchases of property and equipment included in accounts payable	$2,267	$585

CONTACT:
Strayer Education, Inc.
Mark C. Brown, Executive Vice President and
Chief Financial Officer
703-247-2514
or
Sonya Udler, Senior Vice President,
Corporate Communications
703-247-2517
sonya.udler@strayer.edu